GulfMark Offshore Reports Fourth
Consecutive Record Quarterly Results

•	Revenues of $65.5 million up 37% from 1st Quarter 2006
•	Earnings of $0.84 per share before gain on vessel sale
•	Demand remains strong in North Sea and Southeast Asia
•	New build program on track to expand fleet

April 30, 2007 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced net income of $24.4 million, or $1.06 per diluted share on revenue of $65.5 million for the quarter ended March 31, 2007, which represents a record first quarter in the company’s history. This compares to net income of $6.3 million, or $0.30 per share (diluted) on revenue of $47.7 million for the first quarter of 2006. The improvement is directly related to improved day rates in both the North Sea and Southeast Asia regions. The previously announced sale of the North Prince, a vessel operating in the North Sea region, contributed $0.22 per diluted share or $5.0 million to these results. Excluding the gain on the sale of the vessel, net income would have been $19.4 million, or $0.84 per diluted share, more than double the earnings from the first quarter of 2006.

Operating income for the three months ended March 31, 2007 was $27.4 million, compared to $10.2 million for the same period in 2006. The increase in operating income for the quarter was primarily driven by the 37% increase in revenues from period to period, the gain on sale of the North Prince and improved operating margins. This is offset somewhat by higher operating cost related to planned dry docks in the first quarter.

Bruce Streeter, President and CEO of the Company, commented, “First quarter results are particularly noteworthy compared to our previous record quarters considering it contained fewer available operating days, generally has the largest impact from seasonality and had a higher number of completed drydocks. Our earnings are a reflection of the continued strong demand in all our market areas, particularly the North Sea and Southeast Asia regions. The addition of the two new vessels in Southeast Asia in the latter part of 2006 and the delivery of the Highland Prestige in the North Sea on April 4, 2007 have enhanced our capability to meet the growing demands of our customers. Three additional vessels should arrive in 2007, one in the North Sea in the fourth quarter and two in Southeast Asia during the third and fourth quarter, respectively.

Our contract cover for the remainder of 2007 and beyond remains strong. We expect demand for vessel services to stay healthy in all of our markets in the near term which will help continue to provide improved cash flow. As we further develop our fleet through the new build program, we continue to enhance our earnings potential for the future.”

GulfMark Offshore, Inc.
Press Release
April 30, 2007

At March 31, 2007 the Company had working capital of $115.6 million, including $96.0 million in cash. The Company had $159.5 million of 7.75% senior notes outstanding as long term debt.

GulfMark will hold a conference call to discuss the earnings with analysts, investors and other interested parties at 9:00 a.m. EDT on Tuesday, May 1, 2007. Those interested in participating in the conference call should dial 877-381-5943 in the United States and Canada or 706-679-4543 from outside the country 5 minutes in advance of the start time and ask for the GulfMark 1st Quarter Earnings conference. The conference call will also be available via audio web cast and podcast at http://www.investorcalendar.com. A telephonic replay of the conference call will be available for 4 days, starting approximately 2 hours after the completion of the call, and can be accessed by dialing 800-642-1687 (international calls should use 706-645-9291) and entering access code 7420296.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of sixty (61) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contact:    Russell K. Bay, Vice President - Investor Relations & Treasurer
Email: Rusty.Bay@GulfMark.com
(713) 963-9522

Edward A. Guthrie, Executive Vice President & CFO
E-mail: Ed.Guthrie@GulfMark.com
(713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
April 30, 2007

Statement of Operations	Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006

Revenues	$65,513	$68,982	$47,675
Direct operating expenses	24,914	24,147	21,784
Drydock expense	4,459	1,206	2,756
General and administrative expenses	6,633	6,249	5,901
Depreciation expense	7,107	7,021	7,061
Gain on sale of assets	(5,013)	(3,597)	(41)
Operating Income	27,413	33,956	10,214

Interest expense	(2,612)	(3,417)	(4,298)
Interest income	1,026	698	165
Foreign currency gain (loss) and other	(102)	(166)	470
Income before income taxes	25,725	31,071	6,551
Income tax provision	(1,372)	(491)	(288)
NET INCOME	$24,353	$30,580	$6,263

Earnings per share:
Basic	$1.09	$1.47	$0.31
Diluted	$1.06	$1.42	$0.30
Weighted average common shares	22,310	20,840	20,143
Weighted average diluted common shares	22,954	21,505	20,793

GulfMark Offshore, Inc.
Press Release
April 30, 2007

Operating Statistics	Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006
Revenues by Region (000's)
North Sea based fleet	$51,668	$55,217	$35,822
Southeast Asia based fleet	8,704	8,567	4,977
Americas based fleet	5,141	5,198	6,876

Rates Per Day Worked
North Sea based fleet	$21,120	$20,194	$14,665
Southeast Asia based fleet	8,636	8,525	6,142
Americas based fleet	10,827	10,898	11,233

Overall Utilization
North Sea based fleet	90.4%	96.7%	92.0%
Southeast Asia based fleet	95.4%	92.7%	83.7%
Americas based fleet	90.0%	88.5%	99.7%

Average Owned/Chartered Vessels
North Sea based fleet	29.1	30.1	30.0
Southeast Asia based fleet	12.0	12.0	11.0
Americas based fleet	6.0	6.0	7.0
Total	47.1	48.1	48.0

Drydock Activity(1)
North Sea based fleet	6	-	4
Southeast Asia based fleet	1	1	2
Americas based fleet	1	1	1
Total	8	2	7

Expenditures (000's)	$4,459	$1,206	$2,756

	At April 30, 2007		At May 4, 2006
	2007(3)	2008(4)	2006(3)	2007(4)
Forward Contract Cover(2)
North Sea based fleet	74.1%	58.2%	86.2%	42.7%
Southeast Asia based fleet	45.8%	8.6%	44.8%	9.0%
Americas based fleet	100.0%	87.8%	90.4%	73.5%
Total	69.7%	48.5%	76.7%	38.9%

(1)Represents number of completed drydocks in period.
(2)Forward contract cover represents number of days vessels are under contract or option by customers divided by total calendar days vessels are available for charter hire.
(3)Represents nine months (4/1-12/31).
(4)Represents full year (1/1-12/31).

GulfMark Offshore, Inc.
Press Release
April 30, 2007

Balance Sheet Data ($000)	As of March 31, 2007	As of December 31, 2006
Cash and cash equivalents	$95,984	$82,759
Working capital	115,604	104,948
Vessel and equipment, net	522,747	524,676
Construction in progress	63,536	47,313
Total assets	783,287	750,829
Long term debt	159,507	159,490
Shareholders' equity	567,621	541,428

Cash Flow Data ($000)	Three Months Ended March 31, 2007	Twelve Months Ended December 31, 2006
Cash flow from operating activities	$24,866	$104,869
Cash flow used in investing activities	(11,948)	(28,300)
Cash flow (used in) provided by financing activities	209	(20,679)